Exhibit 99.1
Conn’s, Inc. Reports Fourth Quarter Fiscal Year 2020 Financial Results
And Provides Business Update Related to COVID-19

THE WOODLANDS, Texas, April 14, 2020 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the quarter ended January 31, 2020 and provided an update on the business related to the impact of the COVID-19 pandemic.
“We are disappointed with our fourth quarter credit and retail results,” stated Norm Miller, Conn’s Chairman and Chief Executive Officer. “As expected, difficult market conditions within the premium TV and gaming sectors persisted during the fourth quarter and we continued to see the impact of underwriting adjustments we made in the third quarter. We also experienced declining credit performance associated with higher risk vintages, an increase in new customers and difficulties in collections efforts related to implementation of the Company’s new loan management system.”
“The COVID-19 pandemic has had a significant impact on our daily lives and our hearts go out to anyone who has been impacted by the illness. We are taking decisive actions to navigate the impacts the rapidly evolving COVID-19 situation is having within our markets. We are working to ensure our stores remain open and provide essential products and services that help customers adjust to in-home activities and lifestyles. We are revising our fiscal year 2021 store expansion plans to open between 6 and 8 stores, delaying our Florida expansion to next fiscal year and delaying other non-essential capital expenditures. In addition, we recently borrowed an additional $275.0 million of cash on our revolving credit facility as a precautionary measure to preserve financial flexibility in light of the current uncertainty.”
“For over 130 years, Conn’s has provided products and services that improve the lifestyles of our local communities, while supporting customers in good and bad times through our affordable financing options. Our experienced leadership team, profitable operating model and strong balance sheet provide us with the necessary resources to navigate this challenging period. We remain committed to helping our customers, employees and communities in this time of need. I want to thank our dedicated team for their efforts serving our customers through these uncertain times,” concluded Mr. Miller.
In response to the COVID-19 pandemic, Conn’s has enacted the following key actions:

•
Continue to operate almost all of our showrooms as of April 14, 2020, with reduced in-store hours of 10:00 AM to 7:00 PM to provide additional flexibility to our employees, allow for additional cleaning and manage expenses;

•	Implemented a series of underwriting changes beginning in March to control delinquencies and charge-offs;

•
Borrowed $275 million of cash from our revolving credit facility as a precautionary measure to preserve financial flexibility, increasing our cash on balance sheet to over $270 million and cash and immediately available liquidity to approximately $400 million;

•
Delayed or eliminated non-essential capital expenditures, including reducing the number of planned showroom openings in fiscal year 2021 from 16 to 18 to 6 to 8 and delaying our showrooms associated with our future Florida distribution center;

•	Temporarily increased hourly wages by $2 per hour to support our front-line employees; and

•	Temporarily reduced the salaries for certain executives, including named executive officers, by 20% and our CEO by 25%.

Fourth Quarter Results
Net income for the fourth quarter of fiscal year 2020 was $5.1 million, or $0.17 per diluted share, compared to net income for the fourth quarter of fiscal year 2019 of $29.5 million, or $0.91 per diluted share. On a non-GAAP basis, adjusted net income for the fourth quarter of fiscal year 2020 was $5.9 million, or $0.20 per diluted share, which excludes a loss on extinguishment of debt. This compares to adjusted net income for the fourth quarter of fiscal year 2019 of $31.0 million, or $0.96 per diluted share, which excludes a charge related to an increase in our indirect tax audit reserve.
Retail Segment Fourth Quarter Results
Retail revenues were $315.3 million for the three months ended January 31, 2020 compared to $338.9 million for the three months ended January 31, 2019, a decrease of $23.6 million or 7.0%. The decrease in retail revenue was primarily driven by a decrease in same store sales of 13.3%, partially offset by new store growth of 7.6%. The decrease in same store sales was a result of a combination of significant price deflation for premium large screen televisions and an increase in production by second- and third-tier manufacturers, which has made cash purchases of large screen televisions more accessible to our core customer, and negatively impacted same store sales during the three months ended January 31, 2020. In addition, underwriting adjustments made during the year ended January 31, 2020 further negatively impacted same store sales.
For the three months ended January 31, 2020 and January 31, 2019, retail segment operating income was $35.7 million and $54.7 million, respectively. On a non-GAAP basis, adjusted retail segment operating income for the three months ended January 31, 2020 was $35.7 million. On a non-GAAP basis, adjusted retail segment operating income for the three months ended January 31, 2019 was $56.7 million, after excluding a charge related to an increase in our indirect tax audit reserve.
The following table presents net sales and changes in net sales by category:

	Three Months Ended January 31,						Same Store
(dollars in thousands)	2020	% of Total	2019	% of Total	Change	% Change	% Change
Furniture and mattress	$94,042	29.8%	$100,289	29.6%	$(6,247)	(6.2)%	(12.7)%
Home appliance	93,452	29.7	83,573	24.7	9,879	11.8	3.5
Consumer electronics	69,995	22.2	91,571	27.0	(21,576)	(23.6)	(29.0)
Home office	20,804	6.6	25,811	7.6	(5,007)	(19.4)	(23.3)
Other	4,875	1.5	4,165	1.2	710	17.0	11.4
Product sales	283,168	89.8	305,409	90.1	(22,241)	(7.3)	(13.6)
Repair service agreement commissions (1)	28,848	9.2	29,824	8.9	(976)	(3.3)	(10.6)
Service revenues	3,056	1.0	3,496	1.0	(440)	(12.6)
Total net sales	$315,072	100.0%	$338,729	100.0%	$(23,657)	(7.0)%	(13.3)%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.
Credit Segment Fourth Quarter Results
Credit revenues were $97.7 million for the three months ended January 31, 2020 compared to $94.1 million for the three months ended January 31, 2019, an increase of $3.6 million or 3.8%. The increase in credit revenue was due to a 1.3% increase in the average outstanding balance of the customer accounts receivable portfolio offset by a decrease in the portfolio yield rate to 21.5% from 21.6% for the comparative period. The total customer accounts receivable portfolio balance was $1.60 billion at January 31, 2020 compared to $1.59 billion at January 31, 2019, an increase of 0.8%. In addition, insurance income contributed to an increase in credit revenue over the comparative period primarily due to an increase in insurance retrospective income.
Provision for bad debts increased to $69.3 million for the three months ended January 31, 2020 compared to $55.4 million for the three months ended January 31, 2019, an increase of $13.9 million. The increase was driven by a greater increase in the allowance for bad debts during the three months ended January 31, 2020 compared to the three months ended January 31, 2019, and by a year-over-year increase in net charge-offs of $4.1 million. The increase in the allowance for bad debts for the three months ended January 31, 2020 was primarily driven by a year-over-year increase in the incurred loss rate, first payment default and delinquency rates compared to the three months ended January 31, 2019, partially offset by an increase in customer recovery rate.
Credit segment operating loss was $12.3 million for the three months ended January 31, 2020, compared to an operating loss of $0.9 million for the three months ended January 31, 2019.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-K for the year ended January 31, 2020, to be filed with the Securities and Exchange Commission on April 14, 2020.
Share Repurchase Program
On May 30, 2019 our Board of Directors approved a stock repurchase program pursuant to which we may repurchase up to $75.0 million of our outstanding common stock. The stock repurchase program expires on May 30, 2020. During the three months ended January 31, 2020, we repurchased 348,776 shares of our common stock at an average weighted cost per share of $20.70 for an aggregate amount of $7.2 million.

Showroom and Facilities Update
The Company has opened two new Conn’s HomePlus® stores during the first quarter of fiscal year 2021, bringing the total store count to 139 in 14 states. During fiscal year 2021, the Company plans to open between 6 and 8 new stores (including the two already opened) in existing states to leverage current infrastructure.
Liquidity and Capital Resources
As of January 31, 2020, the Company had $416.8 million of immediately available borrowing capacity under its $650.0 million revolving credit facility. The Company also had $5.5 million of unrestricted cash available for use.
On March 18, 2020, the Company completed the borrowing of an additional $275.0 million under its $650.0 million Revolving Credit Facility as a precautionary measure to increase its cash position and maintain financial flexibility in response to the COVID-19 pandemic. See Part II, Item 8., in Note 18, Subsequent Events, of the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the annual period ended January 31, 2020 for additional details.
Restatement of Third Quarter Fiscal Year 2020 Financial Statements
As a result of the operation of the Company’s internal controls over financial reporting in connection with the preparation of the Company’s Form 10-K for the year ended January 31, 2020, to be filed with the Securities and Exchange Commission on April 14, 2020 (the “Fiscal Year 2020 Form 10-K”), the Company’s management became aware that the Company’s historical condensed consolidated interim financial statements for the three and nine month periods ended October 31, 2019 (the “Non-Reliance Periods”) contained errors in its calculation and reporting of finance charges and other revenues and provision for bad debts (the “Restated Financial Data”) resulting from an error in its allowance for bad debts and uncollectible interest related to the implementation of its new loan management system. As a result, the Company will restate the Restated Financial Data in its condensed consolidated interim financial statements for the Non-Reliance Periods in the Fiscal Year 2020 Form 10-K. The condensed consolidated cash flow statement for the nine month Non-Reliance Period was not impacted by the errors.
The correction of these errors reduces finance charges and other revenues in the condensed consolidated statements of income for the Non-Reliance Periods by $1.6 million and increases provision for bad debts for the Non-Reliance Periods by $3.3 million. Those changes have the following effects on the condensed consolidated balance sheets and the condensed consolidated statement of stockholders’ equity as of the end of the Non-Reliance Periods: customer accounts receivable, net of allowances, decreases by $4.9 million, income taxes receivable increases by $0.9 million and deferred income taxes increases by $0.3 million, resulting in a decrease in each of total assets, total stockholders’ equity and total liabilities and stockholders’ equity of approximately $3.7 million. As will be further described in the Fiscal Year 2020 Form 10-K, the Company has substantially completed changes to internal processes to reduce the likelihood of similar errors occurring in future periods. However, control weaknesses are not considered remediated until new internal controls have been operational for a period of time, are tested, and management concludes that these controls are operating effectively.

The following tables present the effects this restatement had on the reported condensed consolidated interim financial statements for the Non-Reliance Periods:

Statements of Income
(dollars in thousands, except per share amounts)	Three Months Ended October 31, 2019
	As Previously Reported	Q3 Corrections	Restated
Finance charges and other revenues	$97,586	$(1,581)	$96,005
Total revenues	377,708	(1,581)	376,127
Provision for bad debts	42,586	3,339	45,925
Operating income	35,224	(4,920)	30,304
Income before taxes	20,173	(4,920)	15,253
Net income	$15,143	$(3,674)	$11,469
Earnings per share:
Basic	$0.52	$(0.13)	$0.39
Diluted	$0.51	$(0.12)	$0.39

	Nine Months Ended October 31, 2019
	As Previously Reported	Q3 Corrections	Restated
Finance charges and other revenues	$284,116	$(1,581)	$282,535
Total revenues	1,132,279	(1,581)	1,130,698
Provision for bad debts	132,368	3,339	135,707
Operating income	116,017	(4,920)	111,097
Income before taxes	72,073	(4,920)	67,153
Net income	$54,626	$(3,674)	$50,952
Earnings per share:
Basic	$1.77	$(0.12)	$1.65
Diluted	$1.74	$(0.12)	$1.62

Balance Sheet
	October 31, 2019
	As Previously Reported	Q3 Corrections	Restated
Customer accounts receivable, net of allowances	$666,922	$(4,920)	$662,002
Income taxes receivable	1,688	912	2,600
Total current assets	$1,047,752	$(4,008)	$1,043,744
Deferred income taxes	22,908	334	23,242
Total assets	$2,156,825	$(3,674)	$2,153,151
Total stockholders’ equity	$630,377	$(3,674)	$626,703
Total liabilities and stockholders’ equity	$2,156,825	$(3,674)	$2,153,151
Conference Call Information
The Company will host a conference call on April 14, 2020, at 10 a.m. CT / 11 a.m. ET, to discuss its three months ended January 31, 2020 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and fourth quarter fiscal year 2020 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through April 21, 2020 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13699463.

About Conn’s, Inc.
Conn’s is a specialty retailer currently operating 139 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, 8K and smart televisions, gaming products and home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our Revolving Credit Facility, and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 outbreak; the impact of the restatement and correction of the Company’s previously issued financial statements; the identified weakness in the Company’s internal control over financial reporting and the Company’s ability to remediate that material weakness; the initiation of legal or regulatory proceedings with respect to the restatement and corrections; the adverse effects on the Company’s business, results of operations, financial condition and stock price as a result of the restatement and correction process; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2020	2019	2020	2019
Revenues:
Total net sales	$315,072	$338,731	$1,163,235	$1,194,674
Finance charges and other revenues	97,916	94,251	380,451	355,139
Total revenues	412,988	432,982	1,543,686	1,549,813
Costs and expenses:
Cost of goods sold	188,038	195,033	697,784	702,135
Selling, general and administrative expense	132,018	126,613	503,024	480,561
Provision for bad debts	69,510	55,627	205,217	198,082
Charges and credits	—	1,943	3,142	7,780
Total costs and expenses	389,566	379,216	1,409,167	1,388,558
Operating income	23,422	53,766	134,519	161,255
Interest expense	15,163	15,220	59,107	62,704
Loss on extinguishment of debt	1,094	—	1,094	1,773
Income before income taxes	7,165	38,546	74,318	96,778
Provision for income taxes	2,113	9,070	18,314	22,929
Net income	$5,052	$29,476	$56,004	$73,849
Earnings per share:
Basic	$0.18	$0.93	$1.85	$2.33
Diluted	$0.17	$0.91	$1.82	$2.28
Weighted average common shares outstanding:
Basic	28,720,508	31,763,676	30,275,662	31,668,370
Diluted	29,276,167	32,388,111	30,814,775	32,374,375

CONN’S, INC. AND SUBSIDIARIES
RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2020	2019	2020	2019
Revenues:
Product sales	$283,168	$305,411	$1,042,424	$1,078,635
Repair service agreement commissions	28,848	29,824	106,997	101,928
Service revenues	3,056	3,496	13,814	14,111
Total net sales	315,072	338,731	1,163,235	1,194,674
Other revenues	208	156	810	447
Total revenues	315,280	338,887	1,164,045	1,195,121
Costs and expenses:
Cost of goods sold	188,038	195,033	697,784	702,135
Selling, general and administrative expense	91,234	86,979	346,108	328,628
Provision for bad debts	260	220	905	1,009
Charges and credits	—	1,943	1,933	2,980
Total costs and expenses	279,532	284,175	1,046,730	1,034,752
Operating income	$35,748	$54,712	$117,315	$160,369
Retail gross margin	40.3%	42.4%	40.0%	41.2%
Selling, general and administrative expense as percent of revenues	28.9%	25.7%	29.7%	27.5%
Operating margin	11.3%	16.1%	10.1%	13.4%
Store count:
Beginning of period	137	121	123	116
Opened	—	2	14	7
End of period	137	123	137	123

CONN’S, INC. AND SUBSIDIARIES
CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2020	2019	2020	2019
Revenues:
Finance charges and other revenues	$97,708	$94,095	$379,641	$354,692
Costs and expenses:
Selling, general and administrative expense	40,784	39,634	156,916	151,933
Provision for bad debts	69,250	55,407	204,312	197,073
Charges and credits	—	—	1,209	4,800
Total costs and expenses	110,034	95,041	362,437	353,806
Operating income (loss)	(12,326)	(946)	17,204	886
Interest expense	15,163	15,220	59,107	62,704
Loss on extinguishment of debt	1,094	—	1,094	1,773
Loss before income taxes	$(28,583)	$(16,166)	$(42,997)	$(63,591)
Selling, general and administrative expense as percent of revenues	41.7%	42.1%	41.3%	42.8%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	10.2%	10.1%	10.0%	10.0%
Operating margin	(12.6)%	(1.0)%	4.5%	0.2%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	January 31,
	2020	2019
Weighted average credit score of outstanding balances (1)	591	593
Average outstanding customer balance	$2,734	$2,677
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)(6)	12.5%	9.5%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)(4)(5)	29.4%	25.7%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$112,410	$94,404
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	14.6%	13.5%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	17.7%	22.9%

	Three Months Ended January 31,		Year Ended January 31,
	2020	2019	2020	2019
Total applications processed	360,338	358,938	1,235,712	1,221,262
Weighted average origination credit score of sales financed (1)	606	608	608	609
Percent of total applications approved and utilized	27.0%	28.3%	27.0%	29.6%
Average income of credit customer at origination	$46,000	$46,300	$45,800	$44,800
Percent of retail sales paid for by:
In-house financing, including down payments received	66.7%	70.1%	67.6%	70.1%
Third-party financing	18.9%	15.7%	17.8%	15.7%
Third-party lease-to-own option	6.6%	8.1%	7.0%	7.5%
	92.2%	93.9%	92.4%	93.3%

(1)	Credit scores exclude non-scored accounts.

(2)	Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.

(3)
Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.

(4)
First time re-ages related to customers affected by Hurricane Harvey within FEMA-designated disaster areas included in the re-aged balance as of January 31, 2020 and January 31, 2019 were 0.6% and 1.7%, respectively, of the total customer portfolio carrying value.

(5)
First time re-ages related to customers affected by Tropical Storm Imelda within FEMA-designated disaster areas included in the re-aged balance as of January 31, 2020 were 0.4% of the total customer portfolio carrying value.

(6)
Increase in delinquency was primarily driven by underwriting adjustments made earlier in the year, an increase in new customers and difficulties in collections efforts related to the implementation of the Company’s new loan management system.

CONN’S, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	January 31,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$5,485	$5,912
Restricted cash	75,370	59,025
Customer accounts receivable, net of allowances	673,742	652,769
Other accounts receivable	68,753	67,078
Inventories	219,756	220,034
Income taxes receivable	4,315	407
Prepaid expenses and other current assets	11,445	9,169
Total current assets	1,058,866	1,014,394
Long-term portion of customer accounts receivable, net of allowances	663,761	686,344
Operating lease right-of-use assets	242,457	—
Property and equipment, net	173,031	148,983
Deferred income taxes	18,599	27,535
Other assets	12,055	7,651
Total assets	$2,168,769	$1,884,907
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of debt and capital lease obligations	$605	$54,109
Accounts payable	48,554	71,118
Accrued expenses	63,090	81,433
Operating lease liability - current	35,390	—
Other current liabilities	14,631	30,908
Total current liabilities	162,270	237,568
Deferred rent	—	93,127
Operating lease liability - non current	329,081	—
Long-term debt and capital lease obligations	1,025,535	901,222
Other long-term liabilities	24,703	33,015
Total liabilities	1,541,589	1,264,932
Stockholders’ equity	627,180	619,975
Total liabilities and stockholders’ equity	$2,168,769	$1,884,907

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:

To supplement the consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: adjusted retail segment operating income, adjusted retail segment operating margin, adjusted credit segment operating income (loss), adjusted credit segment operating margin, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making, (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results and (3) in the case of adjusted EBITDA, it is used for management incentive programs.

RETAIL SEGMENT ADJUSTED OPERATING INCOME AND RETAIL SEGMENT ADJUSTED OPERATING MARGIN

	Three Months Ended January 31,		Year Ended January 31,
	2020	2019	2020	2019
Retail segment operating income, as reported	$35,748	$54,712	$117,315	$160,369
Adjustments:
Store and facility closure and relocation costs(1)	—	—	1,933	—
Securities related matter and other legal fees (2)	—	—	—	300
Indirect tax audit reserve (3)	—	1,943	—	1,943
Employee severance (4)	—	—	—	737
Retail segment operating income, as adjusted	$35,748	$56,655	$119,248	$163,349
Retail segment total revenues	$315,280	$338,887	$1,164,045	$1,195,121
Retail segment operating margin:
As reported	11.3%	16.1%	10.1%	13.4%
As adjusted	11.3%	16.7%	10.2%	13.7%

(1)
Represents impairments from the exiting of certain leases upon the relocation of three distribution centers into one facility, the gain from the sale of a cross-dock and from increased sublease income related to the consolidation of our corporate headquarters during the year ended January 31, 2020.

(2)	Represents costs related to contingency reserves for legal matters.

(3)	Represents charges related to increases in our indirect tax audit reserve primarily related to the period from fiscal year 2008 to fiscal year 2016.

(4)	Represents severance costs related to a change in the executive management team.

CREDIT SEGMENT ADJUSTED OPERATING INCOME (LOSS) AND CREDIT SEGMENT ADJUSTED OPERATING MARGIN

	Three Months Ended January 31,		Year Ended January 31,
	2020	2019	2020	2019
Credit segment operating income (loss), as reported	$(12,326)	$(946)	$17,204	$886
Adjustments:
Write-off of software costs (1)	—	—	1,209	—
Legal judgment (2)	—	—	—	4,800
Credit segment operating income (loss), as adjusted	$(12,326)	$(946)	$18,413	$5,686
Credit segment total revenues	$97,708	$94,095	$379,641	$354,692
Credit segment operating margin:
As reported	(12.6)%	(1.0)%	4.5%	0.2%
As adjusted	(12.6)%	(1.0)%	4.9%	1.6%

(1)	Represents impairments of software costs for a loan management system that was abandoned during the year ended January 31, 2020 related to the implementation of a new loan management system.

(2)
Represents costs related to the TF LoanCo (“TFL”) judgment. See Part II, Item 8., in Note 4, Charges and Credits, of the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 for additional details of the TFL judgment.

ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER DILUTED SHARE

	Three Months Ended January 31,		Year Ended January 31,
	2020	2019	2020	2019
Net income, as reported	$5,052	$29,476	$56,004	$73,849
Adjustments:
Store and facility closure and relocation costs(1)	—	—	1,933	—
Legal judgment, securities related matter and other legal fees (2)	—	—	—	5,100
Indirect tax audit reserve (3)	—	1,943	—	1,943
Employee severance (4)	—	—	—	737
Write-off of software costs (5)	—	—	1,209	—
Loss on extinguishment of debt (6)	1,094	—	1,094	1,773
Tax impact of adjustments (7)	(246)	(435)	(951)	(2,161)
Net income, as adjusted	$5,900	$30,984	$59,289	$81,241
Weighted average common shares outstanding - Diluted	29,276,167	32,388,111	30,814,775	32,374,375
Diluted earnings per share:
As reported	$0.17	$0.91	$1.82	$2.28
As adjusted	$0.20	$0.96	$1.92	$2.51

(1)
Represents impairments from the exiting of certain leases upon the relocation of three distribution centers into one facility, the gain from the sale of a cross-dock and from increased sublease income related to the consolidation of our corporate headquarters during the year ended January 31, 2020.

(2)	Represents costs related to the TFL judgment and costs related to contingency reserves for legal matters.

(3)	Represents charges related to increases in our indirect tax audit reserve primarily related to the period from fiscal year 2008 to fiscal year 2016.

(4)	Represents severance costs related to a change in the executive management team.

(5)	Represents impairments of software costs for a loan management system that was abandoned during the year ended January 31, 2020 related to the implementation of a new loan management system.

(6)	Represents costs incurred for the early retirement of our debt.

(7)	Represents the tax effect of the adjusted items based on the applicable statutory tax rate.

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

	Three Months Ended January 31,		Year Ended January 31,
	2020	2019	2020	2019
Net income	$5,052	$29,476	$56,004	$73,849
Adjustments:
Depreciation expense	9,670	8,322	36,841	31,584
Interest expense	15,163	15,220	59,107	62,704
Provision for income taxes	2,113	9,070	18,314	22,929
Store and facility closure and relocation costs(1)	—	—	1,933	—
Employee severance (2)	—	—	—	737
Legal judgment, securities related matter and other legal fees (3)	—	—	—	5,100
Loss on extinguishment of debt (4)	1,094	—	1,094	1,773
Write-off of software costs (5)	—	—	1,209	—
Indirect tax audit reserve (6)	—	1,943	—	1,943
Stock-based compensation expense	2,698	3,703	12,550	12,217
Adjusted EBITDA	$35,790	$67,734	$187,052	$212,836
Total revenues	$412,988	$432,982	$1,543,686	$1,549,813

Operating Margin	5.7%	12.4%	8.7%	10.4%
Adjusted EBITDA Margin	8.7%	15.6%	12.1%	13.7%

(1)
Represents impairments from the exiting of certain leases upon the relocation of three distribution centers into one facility, the gain from the sale of a cross-dock and from increased sublease income related to the consolidation of our corporate headquarters during the year ended January 31, 2020.

(2)	Represents severance costs related to a change in the executive management team.

(3)	Represents costs related to the TFL judgment and costs related to contingency reserves for legal matters.

(4)	Represents costs incurred for the early retirement of our debt.

(5)	Represents impairments of software costs for a loan management system that was abandoned during the year ended January 31, 2020 related to the implementation of a new loan management system.

(6)	Represents charges related to increases in our indirect tax audit reserve primarily related to the period from fiscal year 2008 to fiscal year 2016.